EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated February 24, 1999, on our audits of the consolidated financial statements and financial statement schedule of ProxyMed, Inc. and subsidiaries as of December 31, 1998 and 1997, and for each of the three years ended December 31, 1998, which report appears in the annual report on Form 10-K/A #2 for the fiscal year ended 1998 of ProxyMed, Inc. and subsidiaries filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. We also consent to the reference to our firm in the registration statement under the caption "Experts."

PricewaterhouseCoopers LLP

Miami, Florida
October 7, 1999